Exhibit 99.1

AMRI Announces $10 Million Share Repurchase Program

ALBANY, N.Y.--(BUSINESS WIRE)--June 21, 2010--AMRI (NASDAQ: AMRI) today announced that its board of directors has approved a new share repurchase program of up to $10 million. Under the program, the company is authorized to repurchase outstanding shares of its Common Stock in the open market or in private transactions. Shares may be repurchased from time to time and in such amounts as market conditions warrant, subject to price ranges set by management and regulatory considerations.

"This program underscores our confidence in AMRI’s business and our commitment to returning value to our shareholders," said AMRI Chairman and CEO Thomas E. D’Ambra, Ph.D. "We believe that current share price levels represent an attractive investment, particularly in view of the many longer term strategic initiatives AMRI has undertaken over the past six months. The size of the program announced today still positions the company with the financial resources and flexibility to evaluate further growth opportunities as they arise."

About AMRI

Founded in 1991, Albany Molecular Research, Inc. provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world’s leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner. With locations in the United States, Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Forward-looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements may be identified by forward-looking words such as "may," "could," "should," "would," "will," "intend," "expect," "anticipate," "believe" and "continue" or similar words. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies outsourcing of chemical research and development, the company's ability to enforce its intellectual property and technology rights, the risks posed by international operations to the company, and the company's ability to effectively manage its growth as well as those factors discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the Securities and Exchange Commission on March 12, 2010 and the company's other SEC filings. The company does not undertake any duty to and does not intend to update any forward-looking statements contained in this press release after the date of this press release.

CONTACT:
Investors
Peter Jerome, 518-512-2220
AMRI Director of Investor Relations
or
Media
Andrea Schulz, 518-512-2226
AMRI Director of Corporate Communications